Exhibit 99.1

650 FIFTH AVENUE NEW YORK, NY 10019-6108

John W. Tietjen	Rich Tauberman
Executive Vice President &	Media Relations
Chief Financial Officer	MWW Group
Sterling Bancorp	rtauberman@mww.com
john.tietjen@sterlingbancorp.com	201.507.9500
212.757.8035
FOR IMMEDIATE RELEASE
STERLING BANCORP TO BE ADDED TO S&P SMALLCAP 600 INDEX
NEW YORK, N.Y. – May 1, 2006 – Sterling Bancorp (NYSE: STL), a financial holding company and parent company of Sterling National Bank today announced that it will be added to the S&P SmallCap 600 index effective the close of business on May 3, 2006.
“We are honored to be added to the S&P SmallCap 600 index,” said Louis J. Cappelli, Chairman and CEO. “Sterling’s success is a reflection of our balanced business model, the dedication of the Sterling team and our historic commitment to maximizing value for our shareholders.”
The S&P SmallCap 600 index consists of 600 small-cap stocks, defined as companies with market capitalizations between $300 million and $2 billion. New stocks are added to the index based not only on size, but also on financial viability, liquidity, adequate float size and other trading requirements. The index has been gaining popularity among investment managers as an efficient way to track or invest in the small-cap market segment.
About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a financial holding company with assets of $1.9 billion, offering a broad array of banking and financial services products. Its principal banking subsidiary is Sterling National Bank, founded in 1929. Sterling provides a wide range of products and services, including business and consumer loans, commercial and residential mortgage lending and brokerage, asset-based financing, factoring, trade financing, equipment leasing, corporate and consumer deposit services, trust and estate administration, and investment management services. The Company has operations in New York, New Jersey, Virginia and North Carolina and conducts business throughout the U.S.
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